Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)
Wolverine World Wide, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1 - Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $1.00 per share, to be issued pursuant to future awards under the Wolverine World Wide, Inc. Stock Incentive Plan of 2016, as amended and restated (the “Plan”)	457(a)	6,100,000(3)	$14.68(4)	$89,548,000.00(4)	$110.20 per $1,000,000	$9,868.19
Total Offering Amounts			6,100,000		$89,548,000.00		$9,868.19
Total Fee Offsets							$0
Net Fee Due							$9,868.19
(1) In addition to the number of shares of the common stock, par value $1.00 per share (the “Common Stock”) of the Registrant stated above, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of options and other rights to acquire Common Stock that may be granted pursuant to the Plan.

(2) Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers any additional securities that may from time to time be offered or issued in respect of the securities registered by this registration statement to prevent dilution as a result of any stock dividend, stock split, recapitalization or other similar transaction, and any other securities with respect to which the outstanding shares are converted or exchanged.

(3) Represents 6,100,000 additional shares of Common Stock available for issuance under the Plan.

(4) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock on the New York Stock Exchange on May 5, 2023.